[LETTERHEAD OF THACHER PROFFITT & WOOD LLP]

March 22, 2006

CWABS, Inc. 4500 Park Granada Calabasas, California 91302	Countrywide Home Loans Servicing LP 4500 Park Granada Calabasas, California 91302
Countrywide Home Loans, Inc. 4500 Park Granada Calabasas, California 91302	Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890
The Bank of New York 101 Barclay Street - 8W New York, New York 10286	Countrywide Securities Corporation 4500 Park Granada Calabasas, California 91302
GSC Capital Corp. Mortgage Trust 2006-1 c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890

Opinion: Underwriting Agreement (Tax)

GSC Capital Corp. Mortgage Trust 2006-1,

Mortgage-Backed Notes, Series 2006-1

Ladies and Gentlemen:

We have acted as counsel to CWABS, Inc. (the “Depositor”), Countrywide Home Loans Servicing LP (the “Master Servicer”), Countrywide Home Loans, Inc. (“CHL”) and Countrywide Securities Corporation (“CSC”) in connection with (i) the Sale and Servicing Agreement, dated as of March 1, 2006 (the “Seller Sale Agreement”), among the Depositor, GSC Capital Corp. QRS Delaware Loan Holdings, Inc. (the “Seller”), GSC Capital Corp. (the “Sponsor”), Wilmington Trust Company (the “Owner Trustee”) on behalf of GSC Capital Corp. Mortgage Trust 2006-1 (the “Issuing Entity”), the Master Servicer, The Bank of New York (the “Indenture Trustee” and the “Swap Contract Administrator”, as applicable) and Countrywide Home Loans, Inc., (ii) the Short Form Trust Agreement, dated as of March 17, 2006, between the Depositor and the Owner Trustee, as amended and restated by the Amended and Restated Trust Agreement, dated as of March 22, 2006 (the “Trust Agreement” and the “Depositor Sale Agreement”, as applicable), among the Depositor, the Owner Trustee and the Indenture Trustee, (iii) the Indenture, dated as of March 22, 2006 (the “Indenture”), between the Issuing Entity and the

Indenture Trustee, and the notes issued pursuant thereto designated as Mortgage-Backed Notes, Series 2006-1 (collectively, the “Notes”), (iv) the Underwriting Agreement, dated as of March 20, 2006 (the “Underwriting Agreement”), among the Depositor, CSC and Greenwich Capital Markets, Inc. (“Greenwich” together with CSC, the “Underwriters”), (v) the Free Writing Prospectus (including the Base Prospectus, as defined below), dated March 14, 2006 (the “Free Writing Prospectus”) as used on March 15, 2006 (the “Pricing Date”), (vi) the Prospectus Supplement, dated March 20, 2006 (the “Prospectus Supplement”), and the Base Prospectus to which it relates, dated February 23, 2006 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”), (vii) the Indemnification and Contribution Agreement, dated March 20, 2006 (the “Indemnification Agreement”), among CHL, the Depositor, CSC and Greenwich, (viii) the Novation Agreement, dated as of March 22, 2006 (the “Novation Agreement”) among CHL, the Swap Contract Administrator and Lehman Brothers Special Financing Inc. and (ix) the Swap Administrative Agreement, dated March 22, 2006 (the “Swap Administration Agreement”) among CHL, the Indenture Trustee and the Swap Contract Administrator. The Seller Sale Agreement, the Indenture, the Trust Agreement, the Underwriting Agreement, the Indemnification Agreement, the Novation Agreement and the Swap Administration Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions to which this opinion letter relates.

Based upon and subject to the foregoing, it is our opinion that:

1.

The statements made in the Base Prospectus and the Prospectus Supplement under the heading “Material Federal Income Tax Consequences” and in the Free Writing Prospectus under the heading “Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

2.

Under current United States federal income tax law as of the date hereof, based upon certain financial calculations prepared at the request of the Underwriters concerning the projected payments on the Notes and assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of securities having terms substantially the same as those of the Notes, for federal income tax purposes the Notes (other than those certain classes, or portions of certain classes, of Notes which, at the time of their issuance, GSC Capital Corp. QRS Delaware Loan Holdings, Inc. or any subsidiary thereof which is a qualified real estate investment trust (“REIT”)

subsidiary (“QRS”) under the Code acquires beneficial ownership thereof) will be classified as debt instruments.

3.

Assuming compliance with the Agreements, for U.S. federal income tax purposes, despite the fact that the Issuing Entity will be classified as a taxable mortgage pool, the Issuing Entity as of the date hereof is not and subsequently will not be subject to federal income tax as long as an entity that qualifies as a REIT under the Code holds, directly or indirectly through one or more wholly owned QRS’s, a 100% ownership interest in the Equity Securities.

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, any U.S. federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this opinion relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

/s/ Thacher Proffitt & Wood LLP

EXHIBIT A

CERTIFICATE

OF

GSC CAPITAL CORP.

This Certificate is being delivered to Thacher Proffitt & Wood LLP (“TPW”) for reliance hereon by TPW in rendering its opinion letter to which this Certificate is annexed (the “Opinion Letter”). The undersigned understands, acknowledges and agrees that the facts set forth in the Opinion Letter are being relied upon by TPW in rendering the Opinion Letter and by each addressee thereof and other parties to the transactions to which the Opinion Letter relates in the consummation of those transactions. Capitalized terms not defined herein have the meanings assigned to them in the Opinion Letter and the Agreements. The undersigned hereby represents, warrants, covenants and certifies, after reasonable investigation and review and consultation as appropriate with its attorneys and independent accountants, as follows:

Commencing with its taxable year ending December 31, 2005, GSC Capital Corp. has been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (“REIT Status”). GSC Capital Corp. QRS Delaware Loan Holdings, Inc. is a qualified REIT subsidiary of GSC Capital Corp. and has been organized in conformity with maintaining GSC Capital Corp.’s REIT Status. GSC Capital Corp intends to operate in a manner that will enable it to maintain REIT Status while the Equity Securities are outstanding.

The undersigned has executed this Certificate as of the date of the Opinion Letter.

GSC CAPITAL CORP.

By: /s/ Brian H.Oswald____________

Name: Brian H. Oswald

Title:	Chief Financial Officer